July 30, 2004

VIA EDGAR

U.S. Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Nicholas Equity Income Fund, Inc.

Ladies and Gentlemen:

We represent Nicholas Equity Income Fund, Inc. (the "Fund") in connection with its filing on Form N-1A of Post-Effective Amendment No. 11 under the Securities Act of 1933, as amended (the "Securities Act") and Post-Effective Amendment No. 11 under the Investment Company Act of 1940, as amended (collectively, the "Post-Effective Amendment") to the Fund’s Registration Statement (Registration Nos. 33-69804 and 811-8062). The Post-Effective Amendment is being filed pursuant to Rule 485(b) under the Securities Act.

We have reviewed the Post-Effective Amendment and, in accordance with Rule 485(b)(4) under the Securities Act, hereby represent that the Post-Effective Amendment does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).

We consent to the use of this letter in the Post-Effective Amendment.

Very truly yours,

Michael Best & Friedrich LLP